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                                                                   EXHIBIT 10.26

                             EMPLOYMENT AGREEMENT
                          DATED AS OF JANUARY 4, 1999
                                    BETWEEN
                            AIR TRAN HOLDINGS, INC.
                                      AND
                               JOSEPH B. LEONARD


This Employment Agreement (henceforth the "Agreement") is made and entered into as of this Fourth day of January 1999 (the "Effective Date") by and between JOSEPH B. LEONARD (henceforth the "Executive") and AIR TRAN HOLDINGS, INC., a Nevada corporation (henceforth the "Company").

                                    RECITALS

A. The non-management members of the Company's Board of Directors (henceforth the "Board") believe the Executive to be the best qualified individual to protect and enhance the best interests of the Company and its stockholders and that entering into this Agreement to ensure the Executive's long-term employment with the Company is in the best interests of the Company and its stockholders.

B. The Company recognizes that, as in the case of many publicly-held corporations, the possibility of a change of control may exist and that the uncertainty and questions which such possibility may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

C. The non-management members of the Board have determined that in the event of that contingency, it is imperative to be able to rely on management's continuance and in particular, the leadership of the Executive and that appropriate steps should be taken to secure that essential service.

D.   The Executive and the Company now desire to enter into this Agreement.

                                CONTRACT TERMS


1.   DEFINITIONS


     1.1 "Affiliate" means any Person directly or indirectly controlling or controlled by or under the direct or indirect common control with such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

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     1.2  "Affiliated Company" means


          1.2.1 A member of a controlled group of corporations of which the Company is a member or;

          1.2.2 An unincorporated trade or business which is under common control with the Company as determined in accordance with
                 Section 414(c) of the Internal Revenue Code of 1986, as amended (henceforth the "Code") and regulations issued thereunder.

          1.2.3 For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regard to Section 1563(a)(4) and (e)(3)(C) of the Code.

     1.3 A "Change of Control" will be deemed to have occurred in the event that, after the date of this Agreement:

          1.3.1 Any Person, or Persons acting together that would constitute a "group" (a "Group"), for purposes of Section 13(d) of the Securities Exchange Act of 1934 as from time to time amended, together with any Affiliates or Related Persons thereof (other than any employee stock ownership plan), beneficially owns 50% or more of the total voting power of all classes of Voting Stock of the Company;

          1.3.2 Any Person or Group, together with any Affiliates or Related Persons thereof, succeeds in having a sufficient number of its nominees elected to the Board of Directors of the Company such that such nominees, when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of the Company;

          1.3.3 There occurs any transaction, or series of related transactions, and the beneficial owners of the Voting Stock of the Company immediately prior to such transaction (or series) do not, immediately after such transaction (or series), beneficially own Voting Stock representing more than 50% of the voting power of all classes of Voting Stock of the Company (or in the case of a transaction (or series) in which another entity becomes a successor to the Company, of the successor entity); or,

          1.3.4 The Company shall cease to own a majority of the capital stock of its operating subsidiaries, provided that the foregoing shall not apply with respect to any such Person or Group referred to in

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                 Clauses 1.3.1 or 1.3.2 above, which consists exclusively, or to any transaction (or series) referred to in Clause 1.3.3 above if at least 50% of such voting power is beneficially owned immediately thereafter by any Person or Group, which consists exclusively, of any one or more Permitted Holders and their Affiliates (while they are such).


     1.4 "Disability" shall mean the permanent and total inability by reason of mental or physical infirmity or both, of the Executive to perform the work customarily assigned to him. Additionally, a medical doctor, selected or approved by the Board must advise the Board that it is either not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of the Participant's lifetime. If the Company secures an "own occupation" disability policy to cover its liability pursuant to this Agreement, such definition in the policy shall be deemed to control.

     1.5 "Person" means any individual, corporation, partnership, trust, joint venture or other legal entity holding, or acquiring Voting Stock of the Company.

     1.6 "Permitted Holder" means Robert L. Priddy, Maurice J. Gallagher, Jr, Lewis H. Jordan, Stephen C. Nevin, Thomas Kalil, Don. L. Chapman and Timothy P. Flynn.

     1.7  "Related Person" means any Person owning:

          1.7.3  5% or more of the outstanding Common Stock of such Person; or,

          1.7.4  5% or more of the Voting Stock of such Person.


     1.8 "Termination for Cause" means the termination as a result of a conviction for a willful violation of any law, rule or regulation (other than traffic violations or similar offenses), that results in a material loss to the Company or one of its Affiliates, or a material breach of this Agreement on the part of the Executive that is not cured within ten (10) business days of notification by the Company.

     1.9 "Voting Stock" means any equity security or series of equity securities, issued by the Company which are entitled to vote for Directors of the Company.

2.   TERM

     2.1 Initial Term - The term of this Agreement shall commence on the date first noted above, and shall terminate on December 31, 2001 unless extended, pursuant to Section 2.2.

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     2.2  Extension - This Agreement shall be automatically extended by one year each January 1, unless the Company or Executive provides 90 days notice before such anniversary date of the intention to terminate the Agreement.

3.   POSITION AND DUTIES

     3.1 Executive shall be employed by the Company no later than January 11, 1999 as its President, Chief Executive Officer and Chairman of the Board. Executive shall report directly and solely to the Company's Board. Executive agrees to serve as Chairman of the Board. The duties and responsibilities of the Chairman of the Board, President and Chief Executive Officer shall be as defined in the by-laws of the Company in effect as of the date hereof, and shall be without consideration of other positions the Executive may hold with the Company. Executive's services are mutually agreed to be unique.

     3.2 During Executive's period of service hereunder, Executive agrees to perform such services not inconsistent with his position as shall from time to time be assigned to him by the Company's Board. During the Term (both the Initial Term and as extended), except for disability, illness and vacation periods, Executive shall devote his full productive time, attention and energies to the position of Chairman of the Board, President and Chief Executive Officer.

     3.3 Executive's expenditure of reasonable amounts of time in connection with outside activities, not competitive with the business of the Company, such as outside directorships or charitable or professional activities shall not be considered in contravention of this Agreement so long as such activities do not materially interfere with his performance of this Agreement . Further, it is understood and agreed by the parties hereto that Executive is entitled to engage in passive and personal investment activities not materially interfering with his performance of this Agreement.

     3.4 Service as an executive of an Affiliated Company, whether separately compensated or not, shall not be considered in contravention of this Agreement.

4.   SALARY

     4.1 Throughout the Initial Term of this Agreement, the Executive shall receive an annual base salary of at least $350,000.

     4.2 The Board (or such committee designated by the Board) shall review the Executive's salary at least annually, at or before the first regularly

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          scheduled Board meeting following the annual stockholders' meeting of each fiscal year. The Board (or the relevant committee) may increase the base salary based upon relevant considerations, including, but not limited to the performance of the Executive and the Company, changes in the cost of living and competitive compensation data.

5.   INCENTIVE COMPENSATION

     5.1 In addition to the salary stated in Section 4, the Executive shall be eligible for an annual cash incentive award based on his performance and the performance of the Company. Unless otherwise amended by the Company with the agreement of the Executive, the annual cash incentive award shall be calculated in the following manner:

          5.1.1 The Board shall note the Applicable T-Bill Rate at the commencement of the year, such rate equal to the current twelve-(12) month Treasury Bill rate as of January 1.

          5.1.2 A Multiplier shall be established equal to one hundred percent (100%) divided by the difference between twenty percent (20%) and the Applicable T-Bill Rate.

          5.1.3 At the close of the fiscal year, the Company shall compute its Return On Equity, as follows:

                 5.1.3.1 Income shall be determined as pre-tax, pre-bonus income, less estimated taxes, determined by Generally Accepted Accounting Principles;

                 5.1.3.2 Equity shall be determined as Stockholder's Equity as of the close of the immediately preceding Fiscal Year, as determined by Generally Accepted Accounting Principles.

                 5.1.3.3 Return on Equity shall be determined by dividing Income (as determined in Section 5.1.3.1) by Equity (as determined in 5.1.3.2)

          5.1.4 The difference between the Return on Equity and the Applicable T-Bill Rate shall be multiplied by the Multiplier to determine the Executive's Incentive Percentage.

          5.1.5 The Incentive Percentage shall be multiplied by the Executive's current base salary of record to determine his incentive payment for the year.

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          5.1.6  If the payment pursuant to Section 5.1.5 would exceed one-
                 hundred and fifty percent (150%) of the Executive's base salary, such payment shall be capped at 150% of base salary.

6.   STOCK OPTIONS

     6.1 Executive shall be eligible to participate in any Stock Option plans maintained by the Company and any additional or successor plans created from time to time.

     6.2 As of the Effective Date, or the date on which the selection of the Executive as President, Chief Executive Officer and Chairman is reported in the national news media, whichever occurs first, the Executive shall be granted a Stock Option for the purchase of 1,500,000 shares of the Company's Common Stock. The option shall:

          6.2.1 Have an exercise price equal to 100% (one hundred percent) of the fair market value of the Company's Common Stock as of the closing price of the date of grant as traded on the NASDAQ National Market.

          6.2.2 Vest in three installments at the rate of 40% on the first anniversary of the grant, 30% on the second anniversary of the grant and 30% on the third anniversary of the grant.

          6.2.3 Vest 100% if the Executive is terminated without Cause (including termination due to death or Disability), after July 11, 2000. If the Executive is terminated without Cause (including termination due to death or Disability) prior to July 11, 2000, 1,000,000 Options shall be vested.

          6.2.4 Accelerate and become fully vested in the event of a Change of Control.

          6.2.5 Be exercisable for a period of 10 years following the grant, subject to earlier termination only if the Executive is terminated for Cause pursuant to Section 13.2 or terminates his employment other than pursuant to Section 14. If the Executive terminates employment due to death or Disability, the provisions of the Company's stock option plan shall control, as to time allowable to exercise vested stock options.

          6.2.6 Provide that if antidilution protection is provided to any member of a group including Messrs. Lewis Jordan, Robert Priddy or Rob Swenson, identical protection shall be extended to the Options granted to the Executive pursuant to this Agreement.

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     6.3  In addition to the Stock Option grant pursuant to Section 6.2 the
          Executive shall be eligible for additional grants on an annual basis, consistent with other executives of the Company and competitive practices.

7.   SIGNING BONUS

     The Company acknowledges that the Executive has forfeited significant valuable rights regarding stock options, restricted stock, deferred compensation and retirement benefits, both qualified and non-qualified from his former employer in accepting the position with the Company. In recognition of this, as well as the risk assumed by the Executive in this position, the Company shall provide to the Executive a lump sum cash payment of $100,000 payable on the Effective Date.

8.   REIMBURSEMENT OF EXPENSES

     The Executive shall be authorized to incur and shall be reimbursed by the Company for all reasonable expenses for the advancement of the Company's business pursuant to standing Company policy at least monthly.

9.   MOVING EXPENSES

     9.1. Recognizing that it is in the interests of the Company that the Executive commence work at Company headquarters as quickly and efficiently as possible, the Company will reimburse the Executive for actual expenses connected with selling his primary residence in California, acquiring a new residence and relocating. Such reimbursement shall include, but not be limited to:

          9.1.1 Commissions on the sale of the Executive's current primary residence;

          9.1.2 All transfer fees and taxes connected with the Executive's current residence which are typically paid by the seller, exclusive of any capital gains associated with the sale of the residence;

          9.1.3 Reasonable house-hunting expenses for the Executive and the Executive's spouse;

          9.1.4 Closing costs on the purchase of a new residence, including all fees and taxes which are typically paid by the buyer, including any mortgage points;

          9.1.5 All costs connected with the transportation of the Executive, his family and household goods from California to his new residence.

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          9.1.6  The provision of an apartment in the Orlando area for two months.

     9.2 The Executive will exercise reasonable judgment with regard to incurring moving expenses to control such costs through the use of multiple estimates and bids. In no event shall the Company be obligated to pay moving expenses in excess of One Hundred Fifty Thousand Dollars ($150,000).

10.  OTHER BENEFITS

     10.1 The Executive shall be eligible to participate in any and all other benefit programs which are, and which may be in the future, generally available to members of the Company's management, including, but not limited to group health, disability, and life insurance benefits, participation in any pension, retirement and/or profit-sharing plans, financial planning, or other perquisites.

     10.2 The Company shall provide free air transportation on any route maintained by the Company for the Executive and his spouse for the lifetimes of both the Executive and his spouse during employment and for life on the completion of two years service.

11.  DISABILITY

     If the Executive's services hereunder are terminated due to Disability as defined in the Agreement, the Executive shall receive:

     11.1 His full salary for the remainder of the Initial Term, offset by any amounts payable from a disability policy maintained by the Company.

     11.2 Any stock options or stock appreciation rights granted to the Executive shall be immediately vested; and,

     11.3 The Executive and his spouse shall retain the travel benefits noted in
          Section 10.2.

12.  DEATH BENEFITS

     12.1 In addition to participation in any life insurance plans maintained by the Company, to the extent that the Company's group term life insurance provides a death benefit of less than $1,000,000, the Company shall pay the premium on a universal life insurance policy to be owned by the Executive equal to the difference between the coverage provided by the Company and $1,000,000. Company's premiums need only be sufficient to maintain the face death benefit of the policy.

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     12.2 This insurance policy shall be in lieu of any continuation of salary or incentives pursuant to Sections 4 or 5 of this Agreement, other than accrued but unpaid salary or incentive compensation.

13.  TERMINATION BY THE COMPANY

     Company shall have the right to terminate the Executive's service hereunder under the following circumstances:

     13.1 Upon ten (10) business days' written notice from the Company to the Executive in the event of Disability which has incapacitated the Executive from performing his duties for a period of at least six (6) consecutive months, subject to the provisions of Section 11.

     13.2 For Cause, as defined in this Agreement, upon immediate written notice;

     13.3 Upon immediate written notice to the Executive where the Board, by a majority vote, elects to terminate the Executive for any reason, other than the reasons noted in Sections 13.1 and 13.2 above.

     13.4 Upon the death of the Executive, subject to the provisions of Section 12.

14.  TERMINATION BY THE EXECUTIVE

     Executive shall have the right to terminate his service under this Agreement upon 90 days written notice following the date on which the Executive becomes aware of any of the following without the consent of the
     Executive:

     14.1 The Executive is not elected or retained as Chairman, President and Chief Executive Officer and a director of the Company during the term of this Agreement, including any extensions;

     14.2 Any assignment of the Executive of any duties other than those reasonably contemplated by, or any limitation of the powers or prerogatives of Executive in any respect not reasonably contemplated by Section 3 of this Agreement, including, but not limited to the creation by the Board of a multi-person Office of the Chairman;

     14.3 Any removal of the Executive from responsibilities substantially similar to those described or contemplated in Section 3 hereof;

     14.4 Any reduction in, or limitation upon the compensation, reimbursable expenses or other benefits provided in this Agreement, other than as may be required by valid public law or regulation;

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     14.5 Any assignment to the Executive of duties which would require him to relocate or transfer his principal place of residence or the transfer of the headquarters of the Company to any location without the expressed written agreement of the Executive.

15.  BENEFITS FOLLOWING TERMINATION

     15.1 If the Executive's employment with the Company is terminated pursuant to Section 13.1, the Executive shall receive the benefits noted in
          Section 11 of this Agreement.

     15.2 If the Executive's employment with the Company is terminated pursuant to Section 13.2, this Agreement shall terminate immediately. Any unvested stock options or other benefits shall be immediately forfeited upon the effective date of termination, as shall any accrued but unpaid amounts with regard to salary, bonuses or other benefits.

     15.3 If the Executive's employment with the Company is terminated pursuant to Section 13.3, the Executive shall be entitled to:

          15.3.1  A lump sum payment of $500,000;

          15.3.2 Immediate vesting of any stock options, to the extent provided in Section 6.2.3 of this Agreement;

          15.3.3 Immediate vesting of any other benefits provided by the Company consistent with operation of law.

          15.3.4 Continued participation in any health or insurance plans maintained by the Company for a period of 36 months. If, by operation of law, the Executive is prohibited from participation in a plan, the Company shall pay to the Executive funds sufficient to maintain equivalent coverage on an individual, such coverage to terminate when the Executive is provided with substantially similar coverage by a subsequent employer; and,

          15.3.5 The Executive and his spouse shall retain the travel benefits noted in Section 10.2.

     15.4 If the Executive's employment with the Company is terminated pursuant to Section 13.4, the Executive or his beneficiary or estate shall receive the benefits noted in Section 12 of this Agreement.

     15.5 If the Executive terminates this Agreement pursuant to Section 14, he shall be entitled to the same benefits as if the Company had terminated him without cause pursuant to Section 13.3.

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     15.6 If the Executive is terminated by the Company other than for Cause or if the Executive terminates employment for death, disability or pursuant to Section 14, he will receive a pro-rated bonus for the year of termination based upon the number of days worked in the year of termination.

     15.7 If the Executive terminates this Agreement other than pursuant to
          Section 14, he shall be entitled to:

          15.7.1  Accrued but unpaid amounts with regard to salary and benefits;

          15.7.2  Any previously vested Stock Options;

          15.7.3 Such other benefits and amounts as the Company shall determine appropriate.

          15.7.4 No bonus shall be payable pursuant to Section 5 if the Executive terminates employment prior to the end of a year other than pursuant to Section 14.

16.  CHANGE OF CONTROL

     In the event of a Change of Control as defined in this Agreement, the termination benefits payable pursuant to this Section shall supersede any other termination benefits and shall be in lieu of and not in addition to the termination benefits set forth elsewhere in this Agreement.

     16.1 Any outstanding stock options shall vest 100% at the time of the Change of Control.

     16.2 The Executive shall have twenty-four (24) months following the Change of Control to elect to terminate this Agreement.

     16.3 If the Company elects to terminate this Agreement within six months before or twenty four months following a Change of Control for any reason other than death, Disability or Cause, the Executive shall receive termination benefits pursuant to this Section 16.

     16.4 If the Agreement is terminated pursuant to this Section 16, Executive shall be entitled to:

          16.4.1  Immediate vesting of any stock options not previously vested;

          16.4.2 Continued participation in any health or insurance plans maintained by the Company for a period of 36 months. If, by operation of law, the Executive is prohibited from participation in a plan, the

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                  Company shall pay to the Executive funds sufficient to
                  maintain equivalent coverage on an individual basis;

          16.4.3 The Executive and his spouse shall retain the travel benefits noted in Section 10.2; and,

          16.4.4 A lump sum payment of one million dollars ($1,000,000) in lieu of any other termination benefits under this Agreement other than those specified in this Section 16.

17.  INDEMNIFICATION

     In the event Executive is made, or threatened to be made a party to any legal action or proceeding, whether civil or criminal or administrative, by reason of the fact that Executive is, or was, a director or officer of the Company or serves or served any other Affiliate in any capacity at the request of the Company, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, to the full extent permitted by law, if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

18.  REMEDIES

     Company recognizes that because of Executive's special talents and opportunities, in the event of termination by the Company, other than for Cause, Company acknowledges and agrees that the provisions of this Agreement, regarding further payment of base salary, incentives, and vesting and exercisability of options and other benefits constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts the Executive might earn or be able to earn from any other employment or ventures during the remaining period of the Agreement. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

19.  BINDING AGREEMENT

     This Agreement shall be binding upon and inure to the benefit of the Executive, his heirs, distributees and assigns, and the Company, its successors and assigns. Executive may not, without the expressed written consent of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation. If the Executive should die while any amounts would still be payable to the Executive had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Agreement to the Executive's estate, or to his Beneficiaries, if such beneficiary designation is so provided.

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20.  NO ATTACHMENT

     Except as required by law or with the consent of the Company or by laws of descent and distribution or permitted designation, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

21.  ASSIGNMENT

     Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall, at Executive's election, be deemed a material breach of this Agreement. In such event, the Executive shall be entitled to a compensation equal to the greater of the benefit payable pursuant to Section 15.5 or
     Section 16.4. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

22.  WAIVER

     No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

23.  NOTICE

     For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered and acknowledged or delivered by United States registered mail, return receipt requested, addressed, in the case of the Executive to the Executive at: Joseph B. Leonard at his then current primary residence, as the Company may, from time to time be notified, with a copy to Michael Gutt, Gutt Financial Management, 3414 Peachtree Rd., N.E., 103 Monarch Plaza, Atlanta,

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     GA 30326, and in the case of the Company, to the attention to the Corporate
     Secretary of the Company at the principal executive offices of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon receipt.

24.  GOVERNING LAW

     This Agreement shall be governed and construed in accordance with the laws of the State of Nevada.

25.  COSTS

     The Company shall pay up to $7,000 of the expenses of the Executive, including attorneys' and consultant fees for negotiation and preparation of the Agreement, in addition to the Company's own expenses in connection there with.

26.  SEVERABILITY

     If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with the law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall to the full extent consistent with the law continue in full force and effect.

27.  ARBITRATION

     27.1 Any disagreement, dispute, controversy or claim arising out of or in any way related to this Agreement or the subject matter hereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof or the provision or failure to provide for any other benefits on a Change of Control pursuant to any other bonus or compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan or similar plan or agreement with the Company and or an Affiliate as "change of control" may be defined in such other agreements or plans, which benefits constitute "Parachute Payments" shall be settled exclusively and finally by arbitration. If this Section 27 conflicts with any provision in any such plan or agreement, this provision requiring arbitration shall control.

     27.2 Arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators, one

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          chosen by the Company, one chosen by the Executive and one chosen by the preceding two persons.

     27.3 The parties shall equally divide all costs of arbitration but the parties shall bear their own expenses for attorney's fees and witness costs, unless such fees and costs are assessed by the Arbitrator as part of his or her final judgment.

     27.4 The arbitration shall be conducted in Orlando, FL or in any other city in the United States of America as the parties to the dispute may designate by mutual written consent.

     27.5 Any decision or award of the arbitration tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive, to the extent permitted by law, any rights to appeal or review such award by any court or tribunal. The parties hereto agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof.

     27.6 The parties stipulate that discovery may be held in any such arbitration proceeding as provided in the Florida Code of Civil Procedure, as may be amended from time to time.

28.  ENTIRE AGREEMENT

     As of the Effective Date this Agreement contains the full understanding of the parties hereto. This Agreement may not be changed orally, but only by an agreement, in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


     EXECUTIVE                               COMPANY
                                             AIR TRAN HOLDINGS, INC.


     /s/ Joseph B. Leonard                   By: /s/ [SIGNATURE ILLEGIBLE]^^
     -------------------------                   ---------------------------
         Joseph B. Leonard                   Title DIRECTOR

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